ALAMO GROWTH FUND, INC.
                                 FORM N-1A



                               EXHIBIT INDEX




1. Articles of Incorporation of Alamo Growth Fund, Inc.


2. By-Laws of Alamo Growth Fund, Inc.


3. Investment Advisory Agreement


4. Expense Limitation Agreement


5. Custody Service Agreement


6. Fund Accounting Service Agreement


7. Administrative Service Agreement


8. Opinion of Legal Counsel


9. Subscription Agreement